                                                        [CELANESE LOGO]

INVESTOR INFORMATION                                    CELANESE CORPORATION
                                                        Investor Relations
                                                        1601 West LBJ Freeway
                                                        Dallas, Texas 75234-6034

                                                        Andrea Stine
                                                        Phone: +1 908 901 4504
                                                        Fax: +1 908 901 4805
                                                        A.Stine@celanese.com

CELANESE CORPORATION DECLARES PREFERRED SHARE DIVIDEND

     DALLAS, Texas, April 5, 2005 - The Board of Directors of Celanese
Corporation (NYSE:CE) today declared a dividend of $0.283 per share on its 4.25%
convertible perpetual preferred stock payable on May 2, 2005.

     The dividend is for the period January 26, 2005 to April 30, 2005 to owners of record as of April 15, 2005.

   Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company is the #1 or #2 producer of products comprising the majority of its sales and has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate
Products and Performance Products. Celanese has 29 production plants, with major operations in North America, Europe and Asia. In 2004, Celanese Corporation and
its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company's web site at www.celanese.com.